_____________________________________________________________________________
STOCK PURCHASE AGREEMENT
by and among
VEGAS HOLDING CORP.,
its STOCKHOLDERS,
THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN
and
Global Payments Inc.
Dated as of August 14, 2012
______________________________________________________________________________

TABLE OF CONTENTS

Article I PURCHASE AND SALE OF SHARES AND CANCELLATION OF OPTIONS	1

1.01	Purchase and Sale of Shares. 1

1.02	Options. 2

1.03	Purchase Price. 2

1.04	Closing Transactions 3

1.05	Purchase Price Adjustment. 4

1.06	Post Closing Adjustment Payment. 6

1.07	The Closing. 6

Article II CONDITIONS TO CLOSING	7

2.01	Conditions to the Buyer's Obligations. 7

2.02	Conditions to the Stockholders' Obligations. 8

Article III REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER	9

3.01	Authority. 9

3.02	Execution and Delivery; Valid and Binding Agreement. 9

3.03	Noncontravention. 10

3.04	Ownership of Capital Stock. 10

3.05	Brokers Fees. 10

3.06	No Other Representations and Warranties 10

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

4.01	Organization and Corporate Power. 11

4.02	Subsidiaries. 11

4.03	Authorization; No Breach; Valid and Binding Agreement. 11

4.04	Capital Stock. 12

4.05	Financial Statements. 12

4.06	Absence of Certain Developments. 12

4.07	Title to Properties. 14

4.08	Tax Matters. 14

4.09	Contracts and Commitments. 17

4.10	Intellectual Property. 18

4.11	Litigation. 20

4.12	Governmental Consents, etc. 20

4.13	Employee Benefit Plans 20

4.14	Insurance. 22

4.15	Compliance with Laws. 22

4.16	Environmental Compliance and Conditions. 22

4.17	Affiliated Transactions. 22

4.18	Employees. 23

4.19	Brokerage. 24

4.20	Minutes and Stock Records. 25

4.21	Accounting System. 25

4.22	Bank Accounts. 25

4.23	Powers of Attorney. 25

4.24	Board Approval. 25

4.25	Accounts Receivable. 25

4.26	Indebtedness. 25

4.27	No Other Representations and Warranties 25

Article V REPRESENTATIONS AND WARRANTIES OF THE BUYER	26

5.01	Organization and Corporate Power. 26

5.02	Authorization. 26

5.03	No Violation. 26

5.04	Governmental Authorities; Consents. 26

5.05	Litigation. 26

5.06	Brokerage. 27

5.07	Investment Representation. 27

5.08	Financing. 27

5.09	Solvency. 27

Article VI COVENANTS OF THE COMPANY	28

6.01	Conduct of the Business. 28

6.02	Control of the Company's Operations. 29

6.03	Regulatory Filings. 29

6.04	Conditions. 29

6.05	Notification. 29

6.06	FIRPTA Certificate. 30

6.07	Section 280G Matters 30

Article VII . COVENANTS OF THE BUYER	31

7.01	Access to Books and Records. 31

7.02	Notification. 31

7.03	Director and Officer Liability and Indemnification. 31

7.04	Employment and Benefit Arrangements. 32

7.05	Regulatory Filings. 32

7.06	Conditions. 33

7.07	Contact with Employees, Customers and Suppliers. 33

Article VIII TERMINATION	33

8.01	Termination. 33

8.02	Effect of Termination. 34

Article IX INDEMNIFICATION	34

9.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. 34

9.02	Indemnification from the Escrow Account for the Benefit of the Buyer. 35

9.03	Indemnification by the Buyer for the Benefit of the Equityholders. 37

9.04	Mitigation. 37

9.05	Defense of Third Party Claims. 38

9.06	Determination of Loss Amount. 38

9.07	Exclusive Remedy. 39

Article X STOCKHOLDER REPRESENTATIVE	39

10.01	Designation. 39

10.02	Authority. 39

10.03	Indemnification. 40

10.04	Exculpation. 40

Article XI ADDITIONAL COVENANTS	40

11.01	Tax Matters. 40

11.02	Further Assurances. 42

11.03	Disclosure Generally. 42

11.04	Restrictive Covenants. 42

11.05	Exclusivity. 43

11.06	Provision Respecting Legal Representation. 43

Article XII DEFINITIONS	44

12.01	Definitions. 44

12.02	Other Definitional Provisions/ 48

12.03	Cross-Reference of Other Definitions. 48

Article XIII . MISCELLANEOUS	50

13.01	Acknowledgment of Buyer. 50

13.02	Press Releases and Communications. 51

13.03	Expenses. 51

13.04	Knowledge Defined. 51

13.05	Specific Performance. 51

13.06	Notices. 51

13.07	Assignment. 53

13.08	Severability. 53

13.09	References. 53

13.10	Construction. 53

13.11	Amendment and Waiver. 54

13.12	Complete Agreement. 54

13.13	Third-Party Beneficiaries. 54

13.14	Waiver of Trial by Jury. 54

13.15	Buyer Deliveries. 54

13.16	Electronic Delivery. 54

13.17	Counterparts. 55

13.18	Governing Law. 55

13.19	Jurisdiction; Service of Process. 55

13.20	Prevailing Party. 55
EXHIBITS
Exhibit A        Form of Escrow Agreement
Exhibit B        Form of Closing Certificate of the Company
Exhibit C        Form of Closing Certificate of the Stockholder Representative
Exhibit D        Form of Closing Certificate of the Buyer
Exhibit E        Form of Merchant Agreement
Exhibit F        Restricted Resellers

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of August 14, 2012, by and among Global Payments Inc., a Georgia corporation (the “Buyer”), Vegas Holding Corp., a Delaware corporation (the “Company”), each of the holders of the Company's Class A Preferred Stock, par value $.01 per share (the “Preferred Stock”), and the Company's Common Stock, par value $.01 per share (the “Common Stock”), set forth on Schedule 1.01 hereto (the “Stockholders”), Great Hill Equity Partners IV, L.P., a Delaware limited partnership, in its capacity as the Stockholder Representative hereunder (the “Stockholder Representative”), and for purposes of Section 11.04 hereof, Roy Banks, an individual (“Banks”), Justin Brown, an individual (“Brown”), Robert Cortopassi, an individual (“Cortopassi”), and Kyle Pexton, an individual (“Pexton”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.
WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”), which as of the date hereof consist of 127,533 shares of Preferred Stock and 2,550,720 shares of Common Stock;
WHEREAS, subject to the terms and conditions of this Agreement, the Buyer desires to acquire from the Stockholders, and the Stockholders desire to sell to the Buyer, all of the Shares; and
WHEREAS, subject to the terms and conditions of this Agreement, the Buyer also desires the cancellation of all of the issued and outstanding options to acquire shares of capital stock of the Company, which as of the date hereof consists of options to acquire 423,088 shares of Common Stock (the “Options”) (held by the Persons designated as Optionholders on Schedule 1.02 hereto (the “Optionholders”)), and the Company desires to cancel the Options in exchange for payment by the Buyer (on behalf of the Company) to the Optionholders holding vested and exercisable Options as of the Closing of the consideration described herein.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

PURCHASE AND SALE OF SHARES AND
CANCELLATION OF OPTIONS
.Purchase and Sale of Shares.
Upon the terms and subject to the conditions set forth in this Agreement, the Stockholders shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Stockholders, all of the Shares against payment by the Buyer to each Stockholder as follows:
(a)each Stockholder that holds shares of Preferred Stock shall receive an amount in cash equal to the number of shares of Preferred Stock held by such Stockholder multiplied by the Class A Preferred Per Share Price; and
(b)each Stockholder that holds shares of Common Stock shall receive an amount in cash equal to such Stockholder's Common Percentage multiplied by the Purchase Price. The portion of the Purchase Price to be paid at Closing to each Stockholder that holds shares of Common Stock will be an amount in cash equal to such Stockholder's Common Percentage multiplied by the result of the Preliminary Purchase Price less such Stockholder's pro rata portion of the Holdback Amount (based on such Stockholder's Common Percentage) and such Stockholder's pro rata portion of the Escrow Amount (based on such Stockholder's Common Percentage).
.Options.
Pursuant to and in accordance with Section 6.2(iii) of the Vegas Holding Corp. 2008 Stock Option Plan (as amended), the Company shall cause the Options to be canceled, as of the Closing Date, in exchange for each Optionholder holding vested and exercisable Options as of the Closing, including for the avoidance of doubt any Optionholders whose Options are accelerated in accordance with Section 6.01(b)(iii), being entitled to receive payment by the Buyer (on behalf of the Company) of an amount in cash equal to (i) such Optionholder's Common Percentage multiplied by the Purchase Price, minus (ii) the aggregate exercise prices for the shares of Common Stock issuable upon exercise of the vested and exercisable Options held by such Optionholder (as set forth on Schedule 1.02), less applicable Taxes withheld; provided that, the portion of the Purchase Price to be paid at Closing to each Optionholder under clause (i) above will be an amount in cash equal to (x) such Optionholder's Common Percentage multiplied by the Preliminary Purchase Price, minus (y) the aggregate exercise prices for the shares of Common Stock issuable upon exercise of the vested and exercisable Options held by such Optionholder (as set forth on Schedule 1.02), less applicable Taxes withheld and less such Optionholder's pro rata portion of the Holdback Amount (based on such Optionholder's Common Percentage) and such Optionholder's pro rata portion of the Escrow Amount (based on such Optionholder's Common Percentage). The Buyer shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts in respect to applicable Taxes withheld from payment to the Optionholders under this Section 1.02. All Options which are not vested and exercisable as of the Closing shall be cancelled for no consideration in accordance with the terms of the Vegas Holding Corp. 2008 Stock Option Plan (as amended). Notwithstanding anything herein to the contrary, all payments to Optionholders hereunder (including any amounts to be paid to the Stockholder Representative on behalf of Optionholders) shall be made by the Company through its payroll system in accordance with the Company's regular payroll practices then in effect and shall be less any applicable withholding Taxes. Schedule 1.02 sets forth the list of vested and exercisable Options as of the date hereof, including their exercise prices, as well as the list of Options which are not vested and exercisable and which are to be cancelled pursuant to this Section 1.02. The Company shall deliver to the Buyer an updated Schedule 1.02 one business day preceding the Closing Date, which shall set forth the list of vested and exercisable Options as of the Closing, including their exercise prices, as well as the list of Options which are not vested and exercisable and which are to be cancelled pursuant to this Section 1.02.
.Purchase Price.

(a)For purposes of this Agreement, the aggregate purchase price (the “Purchase Price”) shall be an amount equal to (i) $413,000,000, plus (ii) Cash, minus (iii) the Closing Indebtedness Amount, plus (iv) the Aggregate Exercise Price, plus (v) the amount, if any, by which Net Working Capital exceeds $0, minus (vi) the amount, if any, by which Net Working Capital is less than $0, minus (vii) the Transaction Expenses, minus (viii) the Class A Preferred Amount.
(b)For purposes of this Agreement, the “Preliminary Purchase Price” shall be equal to the Purchase Price as calculated in accordance with Section 1.03(a) above, with Cash and Net Working Capital estimated in good faith by the Company on the basis of an estimated balance sheet for the Company as of the close of business on the day immediately prior to the Closing Date (the “Estimated Closing Balance Sheet”) and with the Closing Indebtedness Amount estimated in good faith by the Company as of immediately prior to the Closing. The Company shall deliver the Estimated Closing Balance Sheet, together with a statement showing the calculation of the Preliminary Purchase Price, to the Buyer not less than two (2) days prior to the Closing.
.Closing Transactions
(a)At the Closing, the Buyer shall pay each Stockholder an amount in cash as calculated in Section 1.01 in exchange for the delivery to the Buyer of stock certificates evidencing such Stockholder's Shares duly endorsed for transfer or accompanied by duly executed stock powers. Subject to Section 1.04(e), payment at the Closing for the Shares shall be made by wire transfer of immediately available funds to an account or accounts specified by each Stockholder to the Buyer not less than five (5) days prior to the Closing.
(b)Subject to Section 1.04(e), at the Closing, the Buyer shall pay to the Company, on behalf of each Optionholder holding vested and exercisable Options as of the Closing, an amount in cash as calculated in Section 1.02, in exchange for the delivery to the Company, for cancellation, of all of such Optionholder's outstanding Options as evidenced by such Optionholder's executed stock option grant agreement, by wire transfer of immediately available funds to an account or accounts specified by the Company to the Buyer not less than five (5) days prior to the Closing. Payment in consideration of cancellation of the Options shall be made to each Optionholder by the Company through its payroll system on the first payroll date following the Closing Date.
(c)Simultaneously with the Closing, the Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the then outstanding balance of Indebtedness by wire transfer of immediately available funds as directed by the holders of Indebtedness, and the Company shall deliver to the Buyer all appropriate payoff letters.
(d)Simultaneously with the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Stockholders and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Stockholder Representative not less than three (3) days prior to the Closing, and the Company shall deliver to the Buyer invoices from the respective payees representing the Transaction Expenses.
(e)The Stockholder Representative shall require, by delivering written notice to Buyer not less than five (5) days prior to the Closing Date, that the Buyer deliver a portion of the proceeds to be received by the Stockholders and the Optionholders pursuant to Sections 1.04(a) and 1.04(b) in an aggregate amount up to $5,000,000 to the Stockholder Representative, on behalf of the Stockholders and the Optionholders, by wire transfer of immediately available funds to an account designated by the Stockholder Representative not less than five (5) days prior to the Closing, to satisfy potential future obligations of the Stockholders and the Optionholders hereunder (including with respect to any Purchase Price adjustment) and to pay any expenses incurred by the Stockholder Representative in connection with its acting as the Stockholder Representative pursuant to this Agreement (in the aggregate, the “Holdback Amount”); provided that the portion of the Holdback Amount delivered to, and held by, the Stockholder Representative on behalf of each Stockholder and each Optionholder shall be determined pro rata according to such Stockholder's or Optionholder's Common Percentage. The Holdback Amount shall be retained by the Stockholder

Representative for such time as the Stockholder Representative shall determine in its sole discretion, but at least until the Post Closing Adjustment Payment is resolved pursuant to Section 1.06. Any amounts distributed to the Stockholders or Optionholders from the Holdback Amount shall be distributed by the Stockholder Representative to such Persons pro rata based upon their respective Common Percentages.
(f)Simultaneously with the Closing, the Buyer shall deliver to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), $33,040,000 (the “Escrow Amount”) by wire transfer of immediately available funds to an account established by the Escrow Agent (the “Escrow Account”). The Escrow Agent shall hold the Escrow Amount, together with any interest and earnings thereon, in accordance with an Escrow Agreement incorporating the terms set forth on Exhibit A and other customary terms and conditions reasonably acceptable to the Buyer, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”) to be executed and delivered by the Buyer, the Stockholder Representative and the Escrow Agent on or prior to the Closing Date.
.Purchase Price Adjustment.
As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Buyer will deliver to the Stockholder Representative a consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”) and a statement (together with the Closing Balance Sheet, the “Preliminary Closing Statement”) showing the calculation of the Purchase Price Components and the Purchase Price. The Closing Balance Sheet shall be prepared and the Purchase Price Components shall be determined on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Closing Balance Sheet and determining the Purchase Price Components and the related purchase price adjustment contemplated by this Section 1.05 is to measure changes in the Purchase Price Components, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Purchase Price or Purchase Price Components. After delivery of the Preliminary Closing Statement, the Stockholder Representative and its accountants shall be permitted full reasonable access to review the Company's and its Subsidiaries' books and records and work papers related to the preparation of the Preliminary Closing Statement. The Stockholder Representative and its accountants may make inquiries of the Buyer, the Company, the Company's Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of their review thereof, and the Buyer shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Stockholder Representative has any objections to the Preliminary Closing Statement and the calculation of the Purchase Price, the Stockholder Representative shall deliver to the Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Buyer within forty-five (45) days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement and Buyer's calculation of the Purchase Price shall be final, binding and non-appealable by the parties hereto; provided that, in the event Buyer does not provide any information or documents reasonably requested by the Stockholder Representative or any of its authorized representatives within five (5) business days of request therefor (or such shorter period as may remain in such forty-five (45)-day period), such forty-five (45)-day period shall be extended by one additional day for each additional day required for Buyer to fully respond to such request. If an Objections Statement is delivered to Buyer within forty-five (45) days after delivery of the Preliminary Closing Statement, then the Closing Balance Sheet and the Preliminary Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties hereto on the earliest of (x) the date the Stockholder Representative and Buyer resolve in writing any differences they have with respect to the matters specified in the Objections

Statement and (y) the date all matters in dispute are finally resolved in writing by the Dispute Resolution Arbiter. If an Objections Statement is delivered to Buyer within forty-five (45) days after delivery of the Preliminary Closing Statement, the Stockholder Representative and the Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of an Objections Statement, the Stockholder Representative and the Buyer shall submit such dispute to the Dispute Resolution Arbiter. Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts which are identified in the Objections Statement as being items which the Stockholder Representative and the Buyer are unable to resolve. The Dispute Resolution Arbiter's determination will be based solely on the provisions of this Section 1.05 and the definitions of Cash, Closing Indebtedness Amount and Net Working Capital contained herein. The Stockholder Representative and the Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Arbiter's determination shall be based solely on the presentations by the Buyer and the Stockholder Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbiter shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Buyer, on the one hand, and the Stockholders and the Optionholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (with each Stockholder and Optionholder responsible for its portion (determined on a pro rata basis according to each Stockholder's or Optionholder's Common Percentage) of the aggregate costs and expenses allocated to the Stockholders and the Optionholders), and such amount to be paid by the Stockholder Representative from the Holdback Amount; provided that, if such amount exceeds the then available Holdback Amount, the Stockholders shall collectively be responsible for such excess (on a pro rata basis according to each Stockholder's Undiluted Common Percentage)). For example, if the Objection Statement claims that Net Working Capital is $1,000 greater than the amount determined by the Buyer in the Closing Balance Sheet, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Stockholders and the Optionholders $600 of the $1,000 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 600 ÷ 1,000) to Buyer and 40% (i.e., 400 ÷ 1,000) to the Stockholders and the Optionholders.
.Post Closing Adjustment Payment.
If the Purchase Price, as finally determined pursuant to Section 1.05, is greater than the Preliminary Purchase Price, the Buyer shall promptly (but in any event within five (5) business days) pay any such excess, together with interest thereon at a rate per annum equal to one percent (1%), calculated on the basis of the actual number of days elapsed from the Closing Date to the date of payment, to the Stockholder Representative (on behalf of the Stockholders and the Optionholders) by wire transfer of immediately available funds to an account or accounts designated by the Stockholder Representative. The Stockholder Representative shall promptly deliver such amounts to the Stockholders and Optionholders on a pro rata basis according to each Stockholder's and Optionholder's Common Percentage. If the Purchase Price, as finally determined pursuant to Section 1.05, is less than the Preliminary Purchase Price, the Stockholder Representative (on behalf of the Stockholders and the Optionholders) shall promptly (but in any event within five (5) business days) pay any such shortfall, together with interest thereon at a rate per annum equal to one percent (1%), calculated on the basis of the actual number of days elapsed from the Closing Date to the date of payment, to the Buyer from the Holdback Amount by wire transfer of immediately available funds to an account or accounts designated by the Buyer; provided that, if the amount determined to be due to the Buyer exceeds the then available Holdback Amount, the Stockholders shall collectively be responsible for such excess and each Stockholder shall pay its pro rata portion (determined according to each Stockholder's Undiluted Common Percentage) of such excess directly to the Buyer by wire transfer of immediately available funds to an account or accounts designated by the Buyer. If the Stockholders shall fail to make such payment in accordance with this Section 1.06 within two (2) business days, the Stockholder Representative, upon notice from the Buyer, shall immediately instruct the Escrow Agent to pay any such amounts to the Buyer from the Escrow Account.
.The Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle, Chicago, Illinois at 10:00 a.m., local time, on or prior to the third business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article II (other than those conditions to be satisfied at the Closing), or on such other date and place as is mutually agreeable to the Buyer and the Stockholder Representative. The date and time of the Closing are referred to herein as the “Closing Date.”

CONDITIONS TO CLOSING
.Conditions to the Buyer's Obligations.
The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer in writing) of the following conditions as of the Closing Date:
(a)The representations and warranties set forth in Article III and Article IV of this Agreement shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect, or similar phrases therein) as of the Closing, except (i) to the extent that the failure of such representations and warranties to be true and correct does not result in a Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date does not result in a Material Adverse Effect);
(b)The Company and the Stockholders shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c)The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(d)No judgment, decree or order shall have been entered by a governmental authority which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)The Employment Agreements for Banks, Pexton, Cortopassi and Julie Counterman shall have been terminated and Banks, Pexton, Cortopassi and Julie Counterman shall have provided complete releases in favor of the Company and its Subsidiaries in connection with such Employment Agreements in form and substance reasonably satisfactory to Buyer;
(f)The Stockholder Representative shall have delivered to the Buyer resignation letters from each member of the Board of Directors of the Company and its Subsidiaries;
(g)The Stockholder Representative shall have delivered to the Buyer the Escrow Agreement executed by the Stockholder Representative on behalf of the Stockholders; and
(h)The Company or the Stockholder Representative (on behalf of the Stockholders), as the case may be, shall have delivered to the Buyer each of the following:

(i)a certificate of the Company in the form set forth in Exhibit B, dated the Closing Date, stating that the preconditions specified in Sections 2.01(a) and (b), as they relate to the Company, have been satisfied;
(ii)a certificate of the Stockholder Representative (on behalf of the Stockholders) in the form of Exhibit C, dated the Closing Date, stating that the preconditions specified in Sections 2.01(a) and (b), as they relate to the Stockholders, have been satisfied;
(iii)the stock certificates representing the Shares, in each case duly endorsed for transfer or accompanied by duly executed stock powers or transfer documents;
(iv)a certificate in accordance with Section 6.06;
(v)a copy of the certificate of incorporation of the Company and each of its Subsidiaries, in each case certified by the Secretary of State of Delaware, and a certificate of good standing for each of the Company and its Subsidiaries from the Secretary of State of Delaware, in each case, dated within twenty (20) days of the Closing Date;
(vi)certified copies of the resolutions duly adopted by the Company's board of directors authorizing its execution, delivery and performance of this Agreement and the other agreements to which it is a party; and
(vii)an agreement terminating as of the Closing the Expense Reimbursement and Fee Letter, dated as of August 14, 2008, by and between Accelerated Payment Technologies, Inc. and Great Hill Partners, LLC; provided that such termination agreement shall confirm that all amounts due and owing thereunder to Great Hill Partners, LLC have been paid in full.
If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Buyer.
.Conditions to the Stockholders' Obligations.
The obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)The representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects (without giving effect to materiality or similar phrases therein) as of the Closing, except (i) to the extent that the failure of such representations and warranties to be true and correct does not adversely affect the Buyer's ability to consummate the transactions contemplated by this Agreement, (ii) for changes contemplated by this Agreement, or (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);
(b)The Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(d)No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)The Buyer shall have delivered to the Stockholder Representative (for the benefit of the Stockholders) certified copies of the resolutions duly adopted by Buyer's board of directors (or its equivalent governing body) authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party;
(f)The Buyer shall have delivered to the Stockholder Representative (on behalf of the Stockholders) a certificate in the form set forth as Exhibit D, dated the Closing Date, stating that the preconditions specified in Sections 2.02(a) and (b) have been satisfied;

(g)the Buyer shall have delivered to the Stockholder Representative the Escrow Agreement executed by the Buyer; and
(h)The Buyer shall have delivered the consideration set forth in Sections 1.01 and 1.02.
If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing (other than Section 2.02(h)) shall be deemed to have been fully waived by the Stockholders.

REPRESENTATIONS AND
WARRANTIES OF EACH STOCKHOLDER
Each Stockholder represents and warrants to the Buyer as of the date of this Agreement and at Closing as follows:
.Authority.
Such Stockholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder.
.Execution and Delivery; Valid and Binding Agreement.
This Agreement has been duly executed and delivered by such Stockholder. The execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company or limited partnership action, and no other limited liability company or limited partnership proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement by such Stockholder. Assuming that this Agreement is the valid and binding agreement of the Buyer, the Company and the other Stockholders, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
.Noncontravention.
Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Stockholder is subject or, if such Stockholder is a corporation or other entity, any provision of its charter or bylaws or equivalent organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Stockholder is a party or by which such Stockholder is bound.
.Ownership of Capital Stock.
Such Stockholder is the record owner of the number of Shares set forth opposite such Stockholder's name on Schedule 3.04 and no one other than such Stockholder has any right, title or interest in such Shares. On the Closing Date, such Stockholder shall transfer to the Buyer good title to such Shares free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions. Collectively, except for the Options, the Stockholders own all of the stock or equity ownership interest in the Company.
.Brokers Fees.
Other than to William Blair & Company, L.L.C., whose fees constitute Transaction Expenses hereunder, such Stockholder has no liability or obligation to pay any fees or commissions to any broker,

finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.
.No Other Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE SCHEDULES), SUCH STOCKHOLDER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SUCH STOCKHOLDER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Buyer as of the date of this Agreement and at Closing that:
.Organization and Corporate Power.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
.Subsidiaries.
Except as set forth on Schedule 4.02 hereto, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person. Each of the Subsidiaries identified on Schedule 4.02 hereto is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect. The Company owns all of the stock or equity ownership interest in each Subsidiary. The Company has delivered or made available to Buyer true and correct copies of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries (collectively, the “Company Charter Documents”) each as amended to date, and each is in full force and effect. Neither the Company nor the Subsidiaries, as applicable, are in violation of any of the provisions of the Company Charter Documents. Schedule 4.02 lists all of the current directors and officers of the Company and each Subsidiary.

.Authorization; No Breach; Valid and Binding Agreement.
The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with the Company Charter Documents. Except as set forth on Schedule 4.03 hereto, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any material assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any Person, any court or other governmental body, under the provisions of any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject. Except for amounts included in the Transaction Expenses paid in accordance with Section 1.04(d), there are no agreements to which the Company or any of its Subsidiaries is bound pursuant to which change of control, success, retention or similar bonus is payable to any employee or other service provider of the Company or its Subsidiary or any Person based on the consummation of the transactions contemplated by this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
.Capital Stock.
The authorized number of shares of capital stock of the Company is 3,150,000, consisting of 150,000 shares of Preferred Stock and 3,000,000 shares of Common Stock. As of the date hereof, (i) 127,533 shares of Preferred Stock are issued and outstanding and are owned of record by the Stockholders in the amounts set forth opposite each such Stockholder's name on Schedule 4.04, (ii) 2,550,720 shares of Common Stock are issued and outstanding and are owned of record by the Stockholders in the amounts set forth opposite each such Stockholder's name on Schedule 4.04, and (iii) the Options represent 423,088 shares of Common Stock (of which 225,562 Options are vested and exercisable as of the date hereof) and have been issued as set forth in Schedule 1.02. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Other than the Shares and the Options, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. There are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company's capital stock or other equity securities.
.Financial Statements.
Schedule 4.05 hereto consists of: (a) the Company's unaudited consolidated balance sheet as of June 30, 2012 (the “Latest Balance Sheet”) and the related statement of income for the nine (9)-month period then ended and (b) the Company's audited consolidated balance sheets and statements of income and cash flows for the fiscal years ended September 30, 2010 and September 30, 2011 (collectively, the “Financial Statements”). Except as set forth on Schedule 4.05 hereto, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments. As of the Closing, there will be not less than five hundred thousand dollars ($500,000.00) in Cash in the Company's Subsidiary.
.Absence of Certain Developments.
Since September 30, 2011, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.06 hereto and except as expressly contemplated by this Agreement, since September 30, 2011, neither the Company nor any of its Subsidiaries has:
(a)borrowed any amount or incurred or become subject to any material liabilities (other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities under contracts entered into in the ordinary course of business and (iii) borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements which are disclosed on Schedule 4.06);
(b)mortgaged, pledged or subjected to any lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;
(c)sold, assigned or transferred any material tangible assets, except product sales in the ordinary course of business;
(d)assigned or transferred any material Intellectual Property;
(e)issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
(f)made any material capital investment in, or any material loan to, any other Person (other than a Subsidiary of the Company), except in the ordinary course of business;
(g)declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Subsidiaries to their respective parents in the ordinary course of business;
(h)made any material capital expenditures or commitments therefor, except in the ordinary course of business;
(i)(A) granted any increase in compensation or fringe benefits to any directors, officers, employees or consultants of the Company, (B) made any payment of any bonus to any directors, officers, employees or consultants of the Company or (C) made any amendment to any Employment Agreement, other than, with respect to subclauses (A) and (B) of this paragraph, as required by an existing agreement or contract or in the ordinary course of business consistent with past practice;
(j)suffered any material damage, destruction or loss (whether or not covered by insurance) to any property or assets material to the conduct of the business of the Company;
(k)entered into any amendment, modification, cancellation or termination of any material Contract other than in the ordinary course of business consistent with past practice;
(l)made any change in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;
(m)filed any material Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that was inconsistent with positions taken, elections made or methods used in filing similar Tax Returns in prior periods if such position, election, or method would result in an increase in Taxes in periods after the Closing;
(n)cancelled, compromised, waived or released any right or claim (or series or rights or claims) involving more than $50,000;
(o)made any material revaluation of any of its assets, including writing off notes or accounts receivable;

(p)made any loan to any of its directors, officers or employees, or entered into any other transaction with, any of its directors, officers or employees outside the ordinary course of business; or
(q)entered into any contract to do any of the foregoing.
.Title to Properties.
(a)Except as set forth on Schedule 4.07(a) hereto, the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.
(b)The real property demised by the leases described on Schedule 4.07(b) hereto (collectively, the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 4.07(b) hereto, the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and except as the enforcement thereof may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to the Buyer complete and accurate copies of each of the leases described on Schedule 4.07(b) hereto, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to the Buyer. To the Company's knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.
(c)Neither the Company nor any of its Subsidiaries owns a freehold estate in any real property.
.Tax Matters.

(a)The Company and its Subsidiaries have filed all federal and all other Tax Returns that are required to be filed by them (taking into account any extensions of time to file). Schedule 4.08(a) lists all foreign, federal, state and other material income Tax Returns filed with respect to the Company and its Subsidiaries for taxable periods ending on or after September 30, 2008, indicates which of those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of an audit. The Company has delivered to the Buyer correct and complete copies of all such Tax Returns and all material examination reports, and statements of material deficiencies assessed against or agreed to by the Company and its Subsidiaries since September 30, 2008. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws. All Taxes due and payable by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been fully paid. Neither the Company nor its Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return. To the Company's knowledge, within the past three (3) years, no written claim has been made by a Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. All material Taxes that the Company or any of its Subsidiaries is obligated to withhold and /or pay from amounts owing to any Employee, independent contractor, creditor or third party have been fully paid.
(b)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes, which waiver or extension is still in effect.
(c)No foreign, federal, or other tax audits or administrative or judicial Tax proceedings are pending or, to the Company's knowledge, being contemplated with respect to the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has received from any foreign, federal, state or local Governmental Entity any (i) written notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed against any Governmental Entity against the Company or its Subsidiaries.
(d)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken there that, to the Company's knowledge, could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any Subsidiary) or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract.
(e)Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)“closing agreement” as described in Section 7121 of the Code (or any corresponding provision or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or
(iii)Intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
(f)Neither the Company nor its Subsidiaries has engaged in any transaction that constitutes a “listed transaction” or “reportable transaction” as described under Section 6707A of the Code and Treasury regulations promulgated thereunder.
(g)Neither the Company nor its Subsidiaries are party to or have any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or any similar contract or written arrangement, in each case, other than those entered in the ordinary course of business and the primary focus of which is not Taxes.
(h)The unpaid taxes of the Company and its Subsidiaries as of the date of the Latest Balance Sheet do not exceed the reserves for Tax liabilities set forth on the Latest Balance Sheet.
(i)There is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either claimed or raised by any authority in writing, which dispute or claim has not been resolved.
(j)Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock on another Person in a transaction that was intended to be governed by Section 355 or 361 of the Code.
(k)There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
(l)Neither the Company nor its Subsidiaries is a party to any contract or plan, in each case, entered into prior to the date of this Agreement and excluding, for avoidance of doubt, any contract, agreement, or plan entered into by the Buyer or its Affiliates, that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).
(m)Since August 14, 2008, (i) any Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated between August 14, 2008 and December 31, 2008 in good faith compliance with Section 409A of the Code and the applicable notices and proposed regulations thereunder and, since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final regulations under Section 409A of the Code, (ii) neither the Company nor its Subsidiaries has any obligation to indemnify, hold harmless or gross up any individual with respect to any penalty tax or interest under Section 409A of the Code, and (iii) no Options (other than an Option the terms of which comply with Section 409A of the Code) have an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.
(n)This Section 4.08 constitutes the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to any tax matters.
.Contracts and Commitments.
(a)Except as set forth on Schedule 4.09(a) hereto, neither the Company nor any Subsidiary is party to any: (i) collective bargaining agreement or contract with any labor union; (ii) written bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 hereto; (iii) stock purchase, stock option or similar plan, other than as described in Section 4.13; (iv) written contract for the employment of any officer or individual employee providing for fixed compensation in excess of $50,000 per annum or variable compensation, including sales commissions, which reasonably may be in excess of $25,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company and its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000; (ix) contract or group of related contracts with the same party for the purchase of products or services which provide for annual payments in excess of $100,000 (based on payments made during the twelve-month period ending on the date of the Latest Balance Sheet or anticipated payments for the first twelve months of such contracts for parties from which the Company has purchase contracts for less than twelve months); (x) contract or group of related contracts with a client or customer that provides annual revenues (based on revenues for the twelve-month period ending on the date of the Latest Balance Sheet or anticipated revenues for the first twelve months of such contracts for clients or customers who have been clients or customers of the Company for less than twelve months) to the Company and its Subsidiaries in excess of $200,000; (xi) material license or royalty agreement relating to the use of any third party intellectual property (excluding licenses to commercially available “off the shelf” software less than $25,000); (xii) contracts which materially prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (xiii) contracts granting any exclusive distribution or other exclusive rights or which would prevent the Company or the Buyer from hiring employees or independent contractors; (xiv) written consulting or other non-employment compensation arrangement with any individual providing for compensation in excess of $50,000 per annum.
(b)The Company has made available to the Buyer a true and correct copy of all written agreements which are set forth on Schedule 4.09(a) hereto, together with all material written amendments, waivers or other changes thereto.
(c)With respect to each agreement listed on Schedule 4.09(a) hereto: (i) such agreement is a valid and binding agreement of the Company and/or its Subsidiaries, as applicable, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) none of the Company or any of its Subsidiaries is in breach or default in any material respect, nor has the Company or any of its Subsidiaries taken any action which, with notice or lapse of time, would constitute a breach or default in any material respect, or permit termination, material modification, or acceleration, as applicable, under such agreement; (iii) to the Company's knowledge, no other party is in breach or default in any material respect under such agreement; and (iv) no other party has repudiated any material provision of such agreement.

(d)Except as set forth on Schedule 4.09(d), all merchant customers of the Company and its Subsidiaries have executed an agreement for processing services in one of the form agreements attached hereto as Exhibit E. All such agreements are in full force and effect, and there are no other agreements, oral or written, between the Company and the current merchant customers of the Company and its Subsidiaries.
(e)Schedule 4.09(e) contains a list of customers of the Company and its Subsidiaries that refer merchant customers to the Company and its Subsidiaries for processing services. Except as noted on Schedule 4.09(e), all such customers have executed agreements with the Company or its Subsidiaries in connection with such referrals, all such agreements are in full force and effect, all such agreements are substantially in a form of agreement previously made available to Buyer, and the Company or its Subsidiaries, as applicable, is not in default in any material respect under any such agreement or in any respect such that the counterparty to such agreement would have the right to terminate such agreement for cause.
(f)As of the date of this Agreement, there are less than forty (40) end user merchants (the “Merchants”) for which the Company or its Subsidiaries engages First Data Merchant Services Corporation (“First Data”) as the payment processing agent pursuant to that certain Merchant Program Processing Agreement, dated November 16, 2011, by and between First Data and Accelerated Payment Technologies, Inc., and the Company first commenced providing services to all such Merchants on or after April 1, 2012. The residual payments attributable to the Merchants for the period June 1, 2012 - June 30, 2012 was less than $2,000.
.Intellectual Property.

(a)All of the patents, registered trademarks, registered service marks, registered copyrights, internet domain names, trade dress, industrial design, applications for any of the foregoing and material unregistered trademarks, material unregistered service marks, trade names and corporate names owned by the Company or any of its Subsidiaries (collectively, “Intellectual Property”) are set forth on Schedule 4.10 hereto. Except as set forth on Schedule 4.10, no loss, cancellation or expiration of any Intellectual Property is pending or, to the Company's knowledge, threatened, except for patents and copyrights expiring at the end of their statutory terms as set forth on Schedule 4.10 (and not as a result of any act or omission by the Company or any of its Subsidiaries, including a failure to pay any required maintenance fees). Except as set forth on Schedule 4.10 hereto: (A) the Company and/or its Subsidiaries, as the case may be, own and possess all right, title and interest in and to the Intellectual Property, free of any Liens (except Permitted Liens); (B) during the two (2) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices from any Person claiming that the Company or any of its Subsidiaries is currently infringing on the intellectual property of such Person (or received any demand or unsolicited offer to license any intellectual property from such Person that was not merely a solicitation); (C) to the Company's knowledge, (i) the Intellectual Property is not currently being materially infringed, misappropriated or conflicted by any other Person and (ii) does not infringe, misappropriate or conflict with the intellectual property rights of any other Person; and (D) no Intellectual Property is subject to any outstanding order, proceeding or stipulation that restricts in any manner the Company's or its Subsidiaries' use of the Intellectual Property. The Company has taken commercially reasonable measures to protect both the Intellectual Property and all trade secrets and proprietary information of the Company and its Subsidiaries.
(b)To the knowledge of the Company, all present and former employees of the Company and its Subsidiaries have executed an assignment of inventions agreement to vest in the Company or its Subsidiaries, as appropriate, exclusive ownership of the Intellectual Property so created by them, to the extent allowed by applicable law. To the knowledge of the Company, all present and former contractors, agents and consultants of the Company and its Subsidiaries who have or have had access to the Company's and its

Subsidiaries' trade secrets and proprietary information have executed nondisclosure agreements to protect the confidentiality of such information and the Company maintains copies of such agreements.
(c)For purposes of this Section 4.10, “software” shall mean any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing. Schedule 4.10(c) contains a true, complete and correct list of (A) the names of all of the software products that the Company or its subsidiaries currently license or make available to customers, (B) the product name of each item of third-party software that is embedded in any of the software that the Company or its Subsidiaries currently license or make available to customers, (C) each license or other contract with respect to each such item of third-party software listed in (B), and (D) the product names of all other third-party software used by the Company and its Subsidiaries (other than commercially available, off-the-shelf software). The Company or its Subsidiaries, as applicable, has a valid license to use all of the software identified in Schedule 4.10(c) and the Company or its Subsidiaries, as applicable, is not in material violation of any such license.
(d)The Company and its Subsidiaries are in material compliance with their respective privacy policies and terms of use and with all applicable data protection, privacy and other laws governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any personal information or data including applicable rules, regulations, and standards in connection with the Payment Card Industry Data Security Standard.
(e)The computer software, hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems (collectively, “Systems”) used by the Company and its Subsidiaries are sufficient for the current needs of the Company and its Subsidiaries in all material respects. Except as set forth on Schedule 4.10(e), the Company and its Subsidiaries have taken commercially reasonable steps to provide for the security, continuity and integrity of their respective Systems and the back-up and recovery of data and information stored or contained therein and to prevent and guard against any unauthorized access or use thereof, in each case in all material respects. To the knowledge of the Company, there has not been a material breach of the security, continuity and integrity of the Systems or unauthorized access of the data and information stored or contained therein.
(f)Schedule 4.10(f) lists each item of commercially available off-the-shelf software used by the Company or its Subsidiaries for which the Company or its Subsidiaries pays aggregate fees in excess of $10,000 per year.
.Litigation.
Except as set forth on Schedule 4.11 hereto, there are no actions, suits or proceedings pending or, to the Company's knowledge, overtly threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or governmental body.
.Governmental Consents, etc.
Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except as set forth on Schedule 4.12 hereto, no material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.
.Employee Benefit Plans
. Except as listed on Schedule 4.13:

(a)With respect to employees of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries maintains or contributes to any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other material employee benefit plan, including without limitation, bonus plans, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the “Plans”). Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA. Within the past three (3) years, neither the Company nor any of its Subsidiaries has maintained a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code).
(b)With respect to the Plans, all required material contributions have been made or properly accrued. No material claim, lawsuit, arbitration or other action is pending or, to the Company's knowledge, threatened against any Plan. No Plan provides retiree health benefits or retiree life insurance to former employees (except as required under Code Section 4980B or other applicable laws).
(c)No Plan is subject to Section 412 of the Code or Title IV of ERISA, or is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and neither the Company nor any of its Subsidiaries has maintained or contributed to any employee benefit plan subject to Title IV of ERISA within the past six (6) years. In addition, neither the Company nor any of its Subsidiaries has been assessed with any liability solely by reason of being treated as a single employer with any other entity under Section 414(b), (c), (m) or (o) of the Code.
(d)With respect to each Plan, the Company has made available to the Buyer true and complete copies, to the extent applicable, of (i) the plan and trust documents, insurance contracts or other funding arrangements, and most recent summary plan description, (ii) in the case of each Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service or, in the case of a prototype plan, an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, (iii) the latest Form 5500 annual report and all schedules thereto in addition to the audited financial reports, (iv) the most recent trust agreements, (v) all material communications received from or sent to the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental authority, (vi) all current employee handbooks and manuals, and, (vii) all amendments to any such Plans.
(e)Neither the Company nor, to the Company's knowledge, any other “party in interest” or “disqualified person” with respect to the Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to result in material liability to the Company. To the Company's knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any of the Plans that would reasonably be expected to result in material liability to the Company.
(f)There are no pending or, to the Company's knowledge, threatened claims by or on behalf of any participant in any of the Plans involving any such Plan or the assets of any Plan that individually or in the aggregate would reasonably be expected to be materially adverse to the Company or any of its Subsidiaries. The Plans are not presently under audit (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or any other governmental authority and no matters are pending before any governmental agency with respect to the 401(k) plan maintained by the Company under the Internal Revenue Services' Employee Plans Compliance Resolution System (EPCRS) or other similar programs.
(g)Except as otherwise contemplated in this Agreement, the execution, delivery, and performance of this Agreement by the Company and the consummation by Company of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any increased or accelerated funding obligation with respect to any Plans.
(h)This Section 4.13 constitutes the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to any matters relating to employee benefits plans.
.Insurance.
Schedule 4.14 hereto lists each material insurance policy maintained by the Company and its Subsidiaries and each claim that has been made under each such policy in the last two (2) years. The Company has provided notice to its insurers in accordance with the applicable policies of all potential claims which would be covered by such policies and, to the Company's knowledge, there is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. Each such insurance policy is in full force and effect and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy.
.Compliance with Laws.
The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.
.Environmental Compliance and Conditions.
Except as set forth on Schedule 4.16 hereto:
(a)The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).
(b)The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and are also in compliance in all material respects with all other Environmental and Safety Requirements and any written notice or demand letter issued, entered, promulgated or approved thereunder.
(c)Neither the Company nor any of its Subsidiaries has received, since January 1, 2009, any written notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved.
(d)This Section 4.16 constitutes the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to any environmental, health or safety matters, including any arising under Environmental and Safety Requirements.
.Affiliated Transactions.

Except as set forth on Schedule 4.17 hereto, to the Company's knowledge, no officer, director or Affiliate of the Company or any individual in such officer's or director's immediate family (a) is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries, (b) has any interest, direct or indirect, in any customer, supplier or competitor of the Company or its Subsidiaries, or (c) has any interest in any Intellectual Property of the Company or its Subsidiaries.
.Employees.
(a)Neither the Company nor any of its Subsidiaries has experienced any strike, organized slowdown, or work stoppage and, to the Company's knowledge, no such action has been threatened or is pending. Except as set forth on Schedule 4.18(a), neither the Company nor any of its subsidiaries has experienced any grievance, claim of unfair labor practices, or other collective bargaining dispute, or committed any unfair labor practice, and, to the Company's knowledge, no such grievance, claim of unfair labor practices or other collective bargaining dispute is pending or been threatened against the Company or any of its Subsidiaries. To the Company's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notification of any material grievances, complaints or charges that have been filed against the Company or its Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. No collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries obligated under any contract, order, or law to recognize or bargain with a labor organization or union on behalf of any of its employees.
(b)    Schedule 4.18(b) contains a true and correct and complete list of all present employees employed or engaged by the Company or any of its Subsidiaries, any bonus received by any of them during the twelve (12) months ended July 31, 2012, their current remuneration, and description of all material perquisites and fringe benefits they receive or are eligible to receive. Except as set forth on Schedule 4.18(b), as of the date hereof, neither the Company nor any of its Subsidiaries has received any notice of intent to terminate employment from any person listed on Schedule 4.18(b). None of the persons listed on Schedule 4.18(b) and none of the persons engaged in the Company's or its Subsidiaries' business is an independent contractor or has been treated as an independent contractor by the Company or any of Subsidiaries within the past three (3) years. Except as set forth on Schedule 4.18(b), the employment of each employee and each independent contractor of the Company or any of its subsidiaries is terminable at will without any penalty, liability, or severance obligation.
(c)    The Company and its Subsidiaries have complied in all material respects with all applicable federal, state, and local laws concerning the employment relationship and with all agreements relating to the employment of its employees, including applicable wage and hour laws, fair employment laws, affirmative action laws, health and safety laws, worker compensation laws, unemployment laws, laws regarding hiring, laws regarding termination of employment and social security laws. There are no pending or, to the Company's knowledge, threatened Labor Claims. There is no proceeding pending before, or, to the Company's knowledge, compliance review being conducted by, the U.S. Office of Contract Compliance Programs, the Wage and Hour Division of the U.S. Department of Labor (the “DOL”) or any other office of the DOL or any other governmental agency or authority relating to any employees of the Company and no such proceeding or, to the Company's knowledge, compliance review has occurred within the past five (5) years. Neither the Company nor any of its Subsidiaries is bound by any consent decree or settlement agreement relating to employment decisions or relations with employees, independent contractors or applicants for employment. To the Company's knowledge, no employee or consultant of the Company or any of its Subsidiaries has violated any employment, consulting, non-disclosure, non-competition, non-solicitation or other contract or agreement by which such employee is bound (including any laws relating to unfair competition, trade secrets or proprietary information) as a result of providing services to the Company or disclosing or using any information in connection with such services. Neither the Company nor any of its Subsidiaries is liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax or penalty for failure to comply with any of the foregoing. Except as set forth on Schedule 4.18(c), there is no outstanding policy, practice, plan, agreement or arrangement with respect to severance payments with respect to any employee of the Company.
(d)    The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (the “Immigration Laws”). Neither the Company nor any of its Subsidiaries has ever been the subject of any inspection or, to the Company's knowledge, investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned in writing, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the Company's knowledge, threatened.
(e)    Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law or regulation. Except as set forth on Schedule 4.18(e) none of the Company's or its Subsidiaries employees has suffered an “employment” loss (as defined in the WARN Act) since six (6) months prior to the Closing Date.
(f)    The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to employee health and safety and have not received any written notice or, to the Company's knowledge, verbal notice that past or present conditions of its assets or properties violate any applicable legal requirements.
.Brokerage.
Except for certain fees and expenses of William Blair & Company, L.L.C., which fees and expenses constitute Transaction Expenses hereunder, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.
.Minutes and Stock Records.
The minute books of the Company and its Subsidiaries contain records that are accurate in all material respects of all meetings and consents in lieu of meetings of its Board of Directors and any committees thereof (whether permanent or temporary) and of its stockholders (or equivalent) since August 14, 2008, and such records accurately reflect all transactions referred to in such minutes and consents. The stock books (or equivalent) of the Company and its Subsidiaries accurately reflect the ownership of the capital stock (or equivalent) of the Company and its Subsidiaries.
.Accounting System.
The books of account of the Company and its Subsidiaries are adequate to enable the Company and its Subsidiaries to prepare their Financial Statements in accordance with GAAP. The books and records of the Company and its Subsidiaries accurately reflect, in all material respects, its income, expenses, assets and liabilities and the Company and its Subsidiaries maintain internal accounting controls which provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.
.Bank Accounts.
Schedule 4.22 lists all of the bank accounts of the Company and its Subsidiaries, including the bank name, branch location, ABA and routing numbers, and authorized signatories on such accounts.
.Powers of Attorney.
Except as set forth on Schedule 4.23, neither the Company nor its Subsidiaries has granted any powers of attorney to any Person to act on behalf of the Company or its Subsidiaries.
.Board Approval.
The Board of Directors of the Company has unanimously approved this Agreement.
.Accounts Receivable.
The Company's and its Subsidiaries' allowance for doubtful accounts are in the Company's and its Subsidiaries' opinion reasonable and have been prepared in accordance with GAAP consistently applied and in accordance with the Company's past practices. To the knowledge of the Company, none of the Company's or its Subsidiaries' receivables are subject to any material claim of setoff, recoupment or counterclaim. No Person has any Lien on any of such receivables and non-contract for deduction or discount has been made with respect to any of such receivables.
.Indebtedness.
Other than amounts included in the Closing Indebtedness Amount, neither the Buyer nor the Company or its Subsidiaries will incur any costs in connection with fulfilling their obligations under Section 1.04(c), including without limitation any administrative fees or prepayment penalties.
.No Other Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (INCLUDING THE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ArticleI
ArticleII
ArticleIIIREPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Stockholders and the Company that:
.Organization and Corporate Power.
The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to enter into this Agreement and perform its obligations hereunder.
.Authorization.
The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part (including the consent or approval of Buyer's stockholders, if necessary) are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer and assuming that this Agreement is a valid and binding obligation of the Company and the Stockholders, this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.
.No Violation.
The Buyer is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Buyer's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
.Governmental Authorities; Consents.
Except for the applicable requirements of the HSR Act, the Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
.Litigation.
There are no actions, suits or proceedings pending or, to the Buyer's knowledge, overtly threatened against the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby. The Buyer is not subject to any outstanding judgment, order or decree of any court or governmental body which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.
.Brokerage.
Except for fees which may be owed by the Buyer to Deutsche Bank for services in connection with this Agreement, for which the Buyer shall be solely responsible, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.
.Investment Representation.
The Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. The Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

.Financing.
The Buyer has as of the date of this Agreement and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding the Buyer's ability to obtain financing for the consummation of the transactions contemplated by this Agreement.
.Solvency.
Immediately after giving effect to the transactions contemplated by this Agreement, and assuming that the representations and warranties of the Company and its Subsidiaries in this Agreement are true and correct, the Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, and assuming that the representations and warranties of the Company and its Subsidiaries in this Agreement are true and correct, the Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

COVENANTS OF THE COMPANY
.Conduct of the Business.
(a)From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, the Company shall conduct its business and the businesses of its Subsidiaries in all material respects in the ordinary course of business, except if the Buyer shall have otherwise consented in writing (which consent will not be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing, the Company may use all available cash to repay any Indebtedness prior to the Closing.
(b)From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as otherwise provided for by this Agreement or consented to in writing by the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Subsidiary to: (i) issue, sell deliver, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its or any of its Subsidiaries' capital stock (other than with respect to the exercise of options outstanding as of the date hereof) or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its or any of its Subsidiaries' capital stock; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (iii) waive any stock repurchase rights, repurchase restricted stock, reprice Options granted to any employee, consultant, director or other Person, authorize cash payments in exchange for any Options, or take any such action with regard to any warrant or other right to acquire the Company's capital stock; provided that the Company shall be permitted to accelerate the vesting of any and all unvested Options outstanding as of the date hereof; (iv) amend any provision of its or any of its Subsidiaries' certificate or articles of incorporation or bylaws (or equivalent organizational documents); (v) make any redemption or purchase of any shares of its or any of its Subsidiaries' capital stock (other than with respect to the repurchase of shares of Company Stock from former employees of the Company or any of its Subsidiaries pursuant to existing agreements); (vi) sell, assign or transfer any material portion of its tangible assets, except sales of products in the ordinary course of business; (vii) make any capital investment in excess of $50,000, or any material loan to, any other Person (other than a Subsidiary of the Company); (viii) make any capital expenditures or commitments therefore in excess of $50,000; (ix) make any loan to, or enter into any other material transaction with, any of its directors, officers, and employees; (x) grant any severance or termination pay to any officer, director or employee except pursuant to written agreements in effect as of the date hereof and as previously disclosed in writing to Buyer, or adopt any new severance plan; (xi) make or declare any distributions to Stockholders; (xi) make any change in accounting practices or policies; (xii) enter into any contract which would contravene the representations and warranties contained in Section 4.09 if such contract were in force as of the date of this Agreement; (xiii) enter into any contract for the purchase or real property or any agreement to lease property; (xiv) cancel any debts owed to or claims held by the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice; (xv) terminate (other than for cause) or hire any management-level Employees; (xvi) enter into any contract where the Company's or its Subsidiaries' annual obligation exceeds $50,000; (xvii) enter into or adopt or amend any bonus, incentive, deferred compensation, insurance, medical, hospital, disability, or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law; provided that the Company and its Subsidiaries shall be permitted to authorize and pay sale bonuses or other similar bonuses in connection with the consummation of the transactions contemplated by this Agreement up to an aggregate amount of $500,000 (which bonuses shall be paid by the Company immediately prior to the Closing); (xviii) amend or alter the Company's corporate structure; (xix) file or amend any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that was inconsistent with positions taken, elections made or methods used in filing similar Tax Returns in prior periods, or settle any Tax claim; or (xx) agree in writing or otherwise to take any of the actions described above. Notwithstanding any provision contained in this Agreement, any action taken by the Company and its Subsidiaries which is permitted under this Section 6.01 shall not constitute a breach of a representation or warranty or a breach of covenant. The Company shall have the right to update the Schedules hereto between the date hereof and the Closing to reflect actions taken by the Company and its Subsidiaries which are permitted to be taken pursuant to this Section 6.01, and notwithstanding anything to the contrary in Section 6.05, such updates to the Schedules shall amend the Schedules for all purposes, including for purposes of determining whether the Buyer is entitled to terminate this Agreement pursuant to Section 8.01 or prevent consummation of the transactions contemplated by this Agreement pursuant to Section 2.01(a) and for purposes of the indemnification obligations of the Stockholders and Optionholders set forth in Article IX.
.Control of the Company's Operations.
Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the Company's operations prior to the Closing. Prior to the Closing, the Company shall exercise complete control of its business and operations, subject to the restrictions contained in Section 6.01.
.Regulatory Filings.
The Company shall make or cause to be made all filings and submissions under the HSR Act and any other material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with the Buyer in exchanging such information and providing such assistance as the Buyer may reasonably request in connection with the foregoing.
.Conditions.
The Company shall use its reasonable best efforts to cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable.
.Notification.

From the date hereof until the Closing Date, the Company shall disclose to the Buyer in writing (in the form of updated Schedules) any material variances from the representations and warranties contained in Article IV, as applicable, and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Company. Notwithstanding any provision in this Agreement to the contrary but subject to Section 6.01, unless the Buyer provides the Company or the Stockholder Representative with a termination notice within five (5) business days after delivery by the Company or the Stockholder Representative of an updated Schedule pursuant to this Section 6.05 (which notice may only be delivered if the Buyer is entitled to terminate the Agreement pursuant to Section 8.01), the Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 2.01(a) and to have accepted the updated Schedules for purposes of Section 8.01, provided that if the Buyer is not entitled to terminate this Agreement pursuant to Section 8.01, such disclosures shall not amend or supplement the Schedules for purposes of the indemnification obligations of the Stockholders and Optionholders set forth in Article IX.
.FIRPTA Certificate.
At the Closing, the Company shall to deliver to the Buyer a certificate, duly completed and executed by the Company, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), so that the Buyer is exempt from withholding any portion of the Purchase Price hereunder. The Buyer's only remedy for the Company's failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the Company's failure to provide such certificate shall not be deemed to be a failure of the condition set forth in Section 2.01(b) to have been met.
.Section 280G Matters
. The Company shall seek the necessary approval from Stockholders of any payments or benefits either (a) under any Plan or other agreement, in each case, entered into by the Company or any of its Subsidiaries prior to the date of this Agreement or (b) made pursuant to this Agreement, and excluding from both (a) and (b) hereof, for the avoidance of doubt, any payments made pursuant to any contract, agreement, or plan entered into by the Buyer or its Affiliates (other than this Agreement and payments or benefits made pursuant to any contract, agreement, or plan entered by the Buyer or its Affiliates as long as such contract, agreement, or plan is disclosed, in writing, by the Buyer to the Company at least ten (10) business days prior to the Closing Date), which would be an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement; provided that any communications to the Stockholders regarding such approval (including the computations of parachute payments, the identification of the “disqualified individuals” who are potential recipients of parachute payments, and the waivers of payments and/or benefits executed by the affected individuals) shall be made available to the Buyer and the Buyer shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) such communications before they are distributed to the Stockholders. The Company shall deliver to the Buyer prior to the Closing reasonable evidence either (x) that the Stockholder approval was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the necessary Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (y) that the 280G Approval was not obtained and, as a consequence, that such “excess parachute payments” shall not be made or provided, as authorized under the waivers of those payments and/or benefits which were executed by all of the affected individuals.

COVENANTS OF THE BUYER
.Access to Books and Records.

From and after the Closing, the Buyer shall, and shall cause the Company to, provide the Stockholder Representative and the Stockholders and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date. Unless otherwise consented to in writing by the Stockholder Representative, the Buyer shall not, and shall not permit the Company to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative (on behalf of the Stockholders) such books and records or any portion thereof which the Buyer or the Company may intend to destroy, alter or dispose of.
.Notification.
  From the date hereof until the Closing Date, the Buyer shall disclose to the Company and the Stockholder Representative in writing (in the form of updated Schedules) any material variances from the representations and warranties contained in Article V, and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Buyer, in each case, promptly upon discovery thereof, provided that such disclosures shall not amend or supplement the Schedules for purposes of the indemnification obligations of the Buyer set forth in Article IX.
.Director and Officer Liability and Indemnification.
(a)For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company's or any of its Subsidiaries' certificate of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers and/or directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.
(b)As of the Closing Date, the Buyer shall, or shall cause the Company and its Subsidiaries to, purchase directors' and officers' liability insurance coverage for the individuals who were officers and directors of the Company and its Subsidiaries on and prior to the Closing that shall provide such directors and officers with “tail” coverage for six (6) years following the Closing on terms and containing coverage limits no less favorable to the officers and directors as the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals, provided that the costs of such coverage do not exceed standard rates in the industry.
(c)The parties hereto agree that each of the officers and directors of the Company and its Subsidiaries as of immediately prior to the Closing is an express and intended third-party beneficiary under this Section 7.03 and, as such, such Persons may independently enforce the provisions of this Section 7.03.
.Employment and Benefit Arrangements.
(a)

(b)For a period of not less than one (1) year following the Closing, the Buyer, the Company or their respective Affiliates shall provide the employees of the Company and/or any of its Subsidiaries who are employed by the Company or any of its Subsidiaries as of the Closing (the “Continuing Employees”) with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such employees immediately prior to the Closing, provided that nothing in this Agreement shall be construed to require the Buyer, the Company or any of their respective Affiliates to continue to employ any such Continuing Employees for any period following the Closing or to provide any such Continuing Employees with compensation or benefits if their employment is terminated after the Closing. The Buyer, the Company and their respective Affiliates shall take all actions required so that the Continuing Employees shall receive credit for purposes of participation, vesting and accrual of benefits under any benefit or compensation plans, programs, agreements or arrangements maintained by the Buyer, the Company or any of its Affiliates, to the extent credited under an analogous plan, program, agreement or arrangement of the Company or any of its Subsidiaries as of the Closing Date. To the extent that any welfare benefit coverage in which the Continuing Employees participate is modified, the Buyer, the Company and their respective Affiliates shall waive or cause to be waived any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give the Continuing Employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage modification occurs. The Buyer agrees that the Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treas. Reg. Sec. 54-4980B-9.
(c)Prior to the Closing Date, the Company's Board of Directors shall execute a resolution terminating the Company's 401(k) plan, contingent upon the Closing and effective on the date immediately preceding the Closing Date. Continuing Employees shall be entitled to participate in Buyer's or its Affiliate's 401(k) plan as soon as administratively feasible after the Closing (and in no event later than 30 days after the Closing) in accordance with, and after giving effect to, the participation and vesting service crediting provisions in Section 7.04(a) above.

.Regulatory Filings.
The Buyer shall, within ten (10) business days after the date hereof, make or cause to be made all filings and submissions required of the Buyer under any laws or regulations applicable to the Buyer for the consummation of the transactions contemplated herein, including a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), which filings, in each case, shall include a request for early termination of any applicable waiting periods. Buyer shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company. Buyer shall commit to take all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental entity with respect to the transactions contemplated hereby so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals, provided that (a) the Company and the Buyer shall share equally in any such litigation costs and (b) the Buyer shall not be required to sell any asset, divest any subsidiary or affiliate, or take any similar action which the Buyer in good faith reasonably determines would be adverse to the Buyer's business. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement. The Company and the Stockholder

Representative shall cooperate with the Buyer in connection with the submissions contemplated by this Section 7.05. The Buyer and the Company shall each pay one-half of the filing fees to be made by Buyer and the Company pursuant to this Agreement under the HSR Act and under any such other laws or regulations applicable to the Buyer.
.Conditions.
The Buyer shall use reasonable best efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable.
.Contact with Employees, Customers and Suppliers.
Prior to the Closing, neither the Buyer nor the Buyer's representatives shall contact or communicate with the employees, customers or suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby without prior consultation with of the Stockholder Representative; provided that, customary communications regarding ongoing business activities between Buyer and the Company unrelated to the transactions contemplated by this Agreement shall not constitute a violation of this Section 7.07.

TERMINATION
.Termination.
This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:
(a)by the mutual written agreement of the Buyer and the Stockholder Representative (on behalf of the Stockholders and the Company);
(b)by the Buyer, if there has been a violation or breach by the Company or any Stockholder of any covenant, representation or warranty contained in this Agreement such that the conditions to closing set forth in Section 2.01(a) or 2.01(b) would not be satisfied and such violation or breach has not been waived by the Buyer or cured by the Company or such Stockholder, as applicable, within ten (10) business days after receipt by Stockholder Representative of written notice thereof from the Buyer;
(c)by the Stockholder Representative (on behalf of the Stockholders and the Company), if there has been a violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement such that the conditions to closing set forth in Section 2.02(a) or 2.02(b) would not be satisfied and such violation or breach has not been waived by the Stockholder Representative or cured by the Buyer within ten (10) business days after receipt by the Buyer of written notice thereof by the Stockholder Representative (provided that neither a breach by the Buyer of Section 5.08 hereof nor the failure to deliver the consideration at the Closing as required by Section 1.01 and Section 1.02 shall be subject to cure hereunder unless otherwise agreed to in writing by the Stockholder Representative); or
(d)by the Buyer or the Stockholder Representative, if the transactions contemplated hereby have not been consummated on or before December 15, 2012; provided that (i) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if (A) the Buyer's breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date or (B) Buyer fails to obtain sufficient financing for the consummation of the transactions contemplated hereby by such date, and (ii) the Stockholder Representative shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if a breach of this Agreement by any Stockholder or the Company has prevented the consummation of the transactions contemplated hereby by such date.
.Effect of Termination.
In the event this Agreement is terminated by either the Buyer or the Stockholder Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02, Article X and Article XIII hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Buyer, the Company or the Stockholders to one another, except for knowing and willful breaches of this Agreement prior to the time of such termination.

INDEMNIFICATION
.Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.
The Fundamental Representations and the representations and warranties set forth in Section 4.08 (Tax Matters) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the liabilities in question. All other representations and warranties of the parties set forth in this Agreement shall survive the Closing and shall terminate on February 28, 2014. All covenants of the Company, the Stockholders and the Buyer shall survive the Closing in accordance with their respective terms. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period; provided that such obligation to indemnify and hold harmless with respect to Losses arising prior to the expiration of the applicable survival period shall not terminate with respect to any item as to which the Person to be indemnified shall have, prior to the expiration of the applicable survival period, previously made a claim by delivering a written notice describing the claim, the amount thereof (if known and quantifiable) and the basis thereof to the Indemnitor in accordance with this Agreement.
.Indemnification from the Escrow Account for the Benefit of the Buyer.
(a)From and after the Closing (but subject to the provisions of this Article IX and the Escrow Agreement), each Stockholder and Optionholder (each, an “Equityholder”) shall, severally and not jointly, on a pro-rata basis based on their respective Common Percentages, indemnify Buyer and Buyer's Affiliates and their respective officers, managers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) and hold them harmless against any loss, liability, damage or expense (“Losses”) suffered or incurred by the Buyer Indemnified Parties to the extent arising from (i) any breach of any of the representations and warranties of the Company or the Stockholders set forth herein or in any certificate delivered by or on behalf of the Company or the Stockholders at Closing, (ii) any breach of the covenants and agreements of the Stockholders or, with respect to pre-Closing periods, of the Company, set forth herein or (iii) the matters described in Schedule 9.02(a) (such matters set forth on Schedule 9.02(a), collectively, the “Excluded Matters”); provided that, no claims by a Buyer Indemnified Party under Sections 9.02(a)(i) and (ii) (except for those in connection with the Fundamental Representations) may be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder from the Escrow Amount exceeds on a cumulative basis an amount equal to $750,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible, provided further that, no individual claim by a Buyer Indemnified Party under Sections 9.02(a)(i) and (ii) (except for those in connection with the Fundamental Representations) may be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $20,000 (the “Mini‑Basket”), provided that once the Mini-Basket is exceeded, all such Losses shall be recoverable. The parties hereto agree that to the extent any matter which forms the basis for a claim of indemnification under this Agreement constitutes both a breach of a representation or warranty hereunder and a breach of a covenant hereunder, the party seeking indemnification shall be required to assert such matter as a breach of a representation and warranty and may not assert such matter as a breach of a covenant. Notwithstanding anything in this Agreement to the contrary, the Equityholders shall have no obligation to indemnify the Buyer Indemnified Parties from and against any Loss consisting of or relating to Taxes (A) with respect to any taxable period (or portion thereof) beginning after the Closing Date except as a result of any breach of any of the representations and warranties of the Company or the Stockholders set forth in Section 4.08(f), (B) as a result of any election made under Section 338 or the Code, or (C) as a result of transactions occurring on or after the Closing.
Any indemnification of the Buyer Indemnified Parties pursuant to this Section 9.02 shall be effected by wire transfer of immediately available funds to an account designated by the Buyer within fifteen (15) days after the final determination thereof.
(b)Recovery against the Escrow Amount pursuant to this Section 9.02 and the Escrow Agreement constitutes the Buyer Indemnified Parties' sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, or in any exhibit, Schedule or certificate delivered hereunder (it being understood that the aggregate amount of payments to which the Buyer shall be entitled in satisfaction of claims for Losses shall in no event exceed the Escrow Amount (the “Cap”), other than with respect to breaches of Fundamental Representations, covenants to be performed after the Closing, and in connection with the Excluded Matters, which shall not be subject to the Cap or the limitation that such claim may be made only against the Escrow Amount; provided that, if the amount determined to be due to the Buyer Indemnified Party with respect to a breach of a Fundamental Representation or covenant to be performed after the Closing exceeds the then available Escrow Amount, the Stockholders shall collectively be responsible for such excess, on a several and not joint basis according to each Stockholder's Undiluted Common Percentage; and provided further that, with respect to any such claims related to any breach of any representations or warranties contained in Article III or breach of any covenant to be performed by a Stockholder, the Buyer Indemnified Party shall only seek payment directly from the Stockholder severally liable for such claim, subject to the limitations set forth in this Article IX. For the avoidance of doubt, any amounts owing from the Stockholders to the Buyer Indemnified Party pursuant to this Article IX shall first be made to the extent possible from the Escrow Amount and thereafter shall be made directly by the Stockholders. Without limiting or modifying the applicability of the Deductible, Mini-Basket or Cap, in no event will (i) the aggregate amount required to be paid collectively by the Equityholders for any and all claims and Losses under this Agreement exceed the Total Proceeds and (ii) the aggregate amount required to be paid by any individual Equityholder for any and all claims and Losses under this Agreement exceed such Person's Equityholder Net Proceeds, in the case of each of the foregoing clauses (i) and (ii), including any and all amounts for Losses under this Article IX. Notwithstanding anything else to the contrary in this Agreement, solely with respect to funds to be paid out of the Escrow Account, the Stockholders' and Optionholders' liability under this Agreement shall be joint and several.
(c)The Buyer Indemnified Party may not avoid the limitations on liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnified Party shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Net Working Capital or if the Buyer shall have requested a reduction in the Preliminary Closing Statement on account of any matter forming the basis for such Loss or alleged Loss, to the extent of such requested reduction.
(d)All payments made from the Escrow Account shall be treated by the parties as an adjustment to the proceeds received by the Equityholders pursuant to Sections 1.01 or 1.02 hereof. The parties hereto agree that the Escrow Account shall be treated as a contingent installment obligation for United States federal and all applicable state and local income tax purposes, and that the Equityholders shall be obligated to report all income, if any, that is earned on, or derived from, the Escrow Account as income of the Equityholders in the taxable year or years in which such income is properly includible, and shall be obligated to pay any Taxes attributable thereto; provided, however, that any Equityholder may, in his or its sole discretion, elect out of installment sales treatment for federal, state, and local income tax purposes with respect to the Escrow Account. Each of the parties hereto shall file all Tax Returns in a manner consistent with the foregoing.
(e)(i) Except for the Buyer pursuant to Section 1.04(f), no Person (including the Equityholders and their Affiliates) shall have any obligation to fund the Escrow Account, (ii) except for the amount to which the Buyer shall have, prior to February 28, 2014 (the “Escrow Release Date”), previously made a claim pursuant to the procedures set forth in this Article IX and under the Escrow Agreement and for which the obligations to indemnify, if any, shall not have been previously satisfied from the Escrow Amount (the “Outstanding Escrow Claims”), title and all rights to funds in the Escrow Account shall automatically transfer to the Representative (on behalf of the Equityholders, to the extent of their respective Common Percentages) on the Escrow Release Date, and (iii) the Buyer shall take all actions reasonably necessary to cause the Escrow Agent to release the remaining funds in the Escrow Account less the amount of the Outstanding Escrow Claims to the Representative (on behalf of the Equityholders, to the extent of their respective Common Percentages) on the Escrow Release Termination Date. As soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article IX, the Buyer shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Representative (on behalf of the Equityholders, to the extent of their respective Common Percentages). In the event of a conflict between the terms of this Agreement and the Escrow Agreement as it relates to the Escrow Account, the terms of the Escrow Agreement shall prevail.
.Indemnification by the Buyer for the Benefit of the Equityholders.
The Buyer shall indemnify the Equityholders and their respective Affiliates, and the Equityholders' and their Affiliates' respective officers, managers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) and hold them harmless against any Losses which the Equityholder Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty of the Buyer under this Agreement, (b) any nonfulfillment or breach of any covenant, agreement or other provision by the Buyer or by the Company with respect to post-Closing periods and (c) any claim or suit brought against any of the Equityholder Indemnified Parties at any time on or after the Closing Date to the extent such claim or suit relates to actions taken by the Buyer or the Company on or after the Closing Date other than any claim or action for indemnification brought by the Buyer pursuant to Section 9.02; provided that the aggregate amount of all payments to which the Equityholder Indemnified Parties shall be entitled in satisfaction of claims for Losses pursuant to Section 9.03(a) shall in no event exceed the Cap other than with respect to breaches of Fundamental Representations, which shall not be subject to the Cap. Any indemnification of the Equityholders pursuant to this Section 9.03 shall be effected by wire transfer of immediately available funds to an account designated by the Representative within fifteen (15) days after the final determination thereof.
.Mitigation.
Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.
.Defense of Third Party Claims.
Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) and the Stockholder Representative (on behalf of the Equityholders), if applicable, of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or becoming aware of the facts giving rise to such claim, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; and provided further that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel shall be borne by the Indemnitee). If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, except for payments that would be required to be paid by the Buyer under this Article IX. The Stockholder Representative (on behalf of the Equityholders) shall act on behalf of all Indemnitors in the case of all third party claims with respect to which the Buyer is seeking indemnification from the Equityholders under Section 9.02 (with each Equityholder responsible for its portion of the Stockholder Representative's costs and expenses in undertaking such representation (determined on a pro rata basis according to each such Person's Common Percentage)). Notwithstanding the foregoing, the defense of any claims related to, arising from or in connection with any Excluded Matter shall be conducted in accordance with the Special Disputes Schedule.
.Determination of Loss Amount.
The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Loss in any tax year and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by the Indemnitee from any third party with respect thereto. If the Indemnitee receives a Tax Benefit on account of a Loss after an indemnification payment is made to it with respect to such Loss, the Indemnitee shall promptly pay to the Stockholder Representative (on behalf of the Equityholders) or the Buyer, as applicable, the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been required to have been paid. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Stockholder Representative (on behalf of the Equityholders) or the Buyer, as applicable. In no event shall any Party be entitled to recover or make a claim under or related to this Agreement for any amounts that constitute consequential, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.
.Exclusive Remedy.
Each party hereto acknowledges and agrees that, from and after the Closing, other than with respect to specific performance and any amounts required to be paid under Section 1.06, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Schedules hereto and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this ARTICLE IX.

STOCKHOLDER REPRESENTATIVE
.Designation.

Great Hill Equity Partners IV, L.P. is hereby designated by each of the Stockholders to serve as the representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representative.
.Authority.
Each of the Stockholders, by their execution of this Agreement, hereby irrevocably appoints the Stockholder Representative as the agent, proxy and attorney-in-fact for such Stockholder for all purposes of this Agreement and the Escrow Agreement (including the full power and authority on such Stockholder's behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Stockholder's expenses incurred in connection with the negotiation and performance of this Agreement and the Escrow Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder or under the Escrow Agreement to such Stockholder and each other Stockholder and Optionholder; (iv) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer shall reasonably request; (v) to execute and deliver on behalf of such Stockholder any amendment to this Agreement or the Escrow Agreement or waiver related hereto or thereto; (vi) to take all other actions to be taken by or on behalf of such Stockholder in connection with this Agreement or the Escrow Agreement; (vii) to withhold funds by requesting the delivery directly from Buyer of the Holdback Amount, to retain such Holdback Amount for such duration as the Stockholder Representative shall determine in its sole discretion and to use the funds constituting the Holdback Amount to satisfy the expenses of the Stockholder Representative in performing its duties hereunder and to satisfy expenses and obligations of the Stockholders including, but not limited to, the Transaction Expenses or any other obligation of any Stockholder; (viii) to negotiate, settle, compromise and otherwise handle any Purchase Price adjustments and all claims for indemnification made by the Buyer; and (ix) to do each and every act and exercise any and all rights which such Stockholder or the Stockholders collectively are permitted or required to do or exercise under this Agreement). Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.
.Indemnification.
Each Stockholder agrees that Buyer shall be entitled to rely on any action taken by the Stockholder Representative on behalf of such Stockholder pursuant to Section 10.02 above (an “Authorized Action”), and that each Authorized Action shall be binding on each Stockholder as fully as if such Stockholder had taken such Authorized Action. Buyer agrees that the Stockholder Representative, acting as the Stockholder Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Stockholder hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.
.Exculpation.
The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of such Stockholder. The Stockholder Representative shall not be liable to any Stockholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for fraud or bad faith. The Stockholder Representative shall not be liable to the Stockholders for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Stockholder to whom payment was due, but not made, shall be to recover from other Stockholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

ADDITIONAL COVENANTS
.Tax Matters.
(a)The Stockholders will pay, and will indemnify and hold the Buyer and the Company harmless against, any real property sale and transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Stockholder as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to such Transfer Taxes.
(b)The Buyer will not take any action that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “intermediary transaction tax shelter” described in IRS Notices 2001-16 and 2008-111.
(c)The Buyer will not make any election under Code Section 338 (or any similar provision under state, local, or foreign law) with respect to the acquisition of the Company and its Subsidiaries.
(d)The Buyer shall be responsible for filing, or causing to be filed, all Tax Returns of the Company and its Subsidiaries that are filed after the Closing Date. The Buyer shall prepare all Tax Returns for Pre-Closing Tax Periods consistent with the Company's and its Subsidiaries' past practice. The Buyer shall deliver all income and other material Tax Returns for a Pre-Closing Tax Period, at least 15 fifteen days prior to filing such Tax Return, to the Stockholder Representative for its review, comment and consent (which consent shall not be unreasonably withheld, conditioned, or delayed). The Buyer shall be entitled to any Tax benefit arising out of or relating to the payment to the Optionholders arising out of the cancellation of the Options. The Stockholders and, prior to the Closing, the Company, shall take no action prior to the Closing which would prevent the Buyer and the Company from utilizing such Tax benefit. Upon reasonable request by the Buyer or the Company, the Stockholder Representative, on behalf of the Stockholders, will provide reasonable cooperation and assistance to the Company and the Buyer in connection with such income Tax Returns. For the avoidance of doubt, for purposes of calculating any Tax liability, refund, or attribute pursuant to this Agreement, the parties agree that all deductions arising out of or relating to the payment to the Optionholders shall be treated as the last items claimed for the relevant taxable period.
(e)Buyer shall not, and shall not cause or permit the Company or any of its Subsidiaries to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to any such Tax period, (iii) extend or waive any statute of limitation for assessment or deficiency with regard to any such Tax period, in each such case, without the prior written consent of the Stockholder Representative.
(f)Buyer, the Company and its Subsidiaries, and Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of

Tax Returns pursuant to this Section 11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or Stockholders, as the case may be, shall allow the other Party to take possession of such books and records.
(g)Any Tax refunds that are received by Buyer, the Company, or its Subsidiaries, and any amounts credited against Tax to which Buyer or the Company and its Subsidiaries become entitled, that relate to a Pre-Closing Tax Period, shall be for the account of Sellers, (excluding any refund or credit attributable to the deductions arising out of or relating to payments made to the Optionholders), and Buyer shall pay over to Stockholder Representative any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. A refund or credit shall be deemed to be attributable to a deduction arising out of or relating to the exercise of the Options by the Optionholders to the extent the Company or its Subsidiaries would not be entitled to an equal amount of refund or credit if the refund or credit had been calculated without regard to the deductions arising out of or relating to the exercise of the Options by the Optionholders. In addition, neither Buyer nor the Company or any of its Subsidiaries shall cause the Company or any of its Subsidiaries to elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or any analogous or similar state, local, or non-U.S. law) on any Tax Return of the Company and its Subsidiaries to the extent such net operating losses arose in a Pre-Closing Tax Period. Buyer shall cause the Company or its Subsidiaries, as the case may be, to file on a timely basis for and use its commercially reasonable efforts to obtain and expedite the receipt of any refund to which the Sellers would be entitled under this Section 11.01(g), including the filing of any amended Tax Return that carries back net operating losses of the Company or any of its Subsidiaries that arose in a Pre-Closing Tax Period.
.Further Assurances.
From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
.Disclosure Generally.
All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. Notwithstanding anything else to the contrary in this Agreement, (i) disclosure of an item on any Schedule attached hereto shall qualify all representations and warranties contained in this Agreement to the extent the applicability of such item to any other Schedule is reasonably apparent, and (ii) disclosure of an item on any Schedule shall not be an admission by the Company as to the materiality of such item. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules and any updates thereof.
.Restrictive Covenants.
(a)From the Closing through and including the date that is five (5) years from the Closing, each Restricted Party hereby agrees, solely for himself or itself, that such Restricted Party shall not directly or indirectly (including through an Affiliate), without the prior written consent of the Buyer:

(i)solicit or cause to be solicited, or hire or cause to be hired, any individual that is an employee of the Company or its Subsidiaries as of the Closing; provided that this Section 11.04(a)(i) shall not apply to the solicitation or hiring of Roy Banks or Kyle Pexton except during such time as Roy Banks or Kyle Pexton, as applicable, is then currently employed by Buyer or one of its Affiliates on a full-time basis; provided further, that nothing in this Section 11.04(a)(i) shall prohibit such Restricted Party from (i) making any general solicitation for employees (including through the use of employment agencies) not specifically directed at employees of the Company or its Subsidiaries, (ii) hiring any such person who responds to any such general solicitation or public advertising for employment or (iii) hiring any such Person whose employment has been terminated by the Company or its Subsidiaries prior to commencement of employment discussions between such Restricted Party and such Person; or
(ii)knowingly provide, in any form, to a third party the Company's or its Subsidiaries' customer list as in existence as of the date of the Closing, or use such customer list in any manner; or
(iii)enter into any commercial relationship with any of the resellers of the Company's and its Subsidiary's products or services set forth on Exhibit F with respect to providing credit card processing.
.Exclusivity.
From and after the date of this Agreement until this Agreement is terminated pursuant to Article VIII, the Company and its Subsidiaries, the Preferred Stockholder and the Management Stockholders will not, nor will they authorize or permit any third party to, directly or indirectly, solicit, negotiate with, or provide any information, written or otherwise, to any party (other than Buyer or its Affiliates) in connection with a possible acquisition of Company, its Subsidiaries or its assets (other than sales of assets in the ordinary course of business).
.Provision Respecting Legal Representation.
Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any Stockholder, Optionholder and their respective Affiliates (individually and collectively, the “Stockholder Group”), on the one hand, and (prior to Closing) the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Stockholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Buyer and the Company hereby agree that, in the event that a dispute arises after the Closing between the Buyer and the Stockholder Representative, Kirkland & Ellis LLP may represent the Stockholder Representative in such dispute even though the interests of the Stockholder Representative may be directly adverse to Buyer, the Company or any of its Subsidiaries, and even though Kirkland & Ellis LLP may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of their Subsidiaries. Buyer further agrees that, as to all communications among Kirkland & Ellis LLP, the Company, any of its Subsidiaries and the Stockholder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Representative and may be controlled by the Stockholder Representative and shall not pass to or be claimed by Buyer, the Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the

Company or any of their Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and the Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party or waive such privilege (unless it is a dispute for which the Buyer is seeking indemnification under this Agreement, in which case neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative).

DEFINITIONS
.Definitions.
For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Exercise Price” means the product of the number of vested and exercisable Options on the Closing Date, including for the avoidance of doubt any Options that are accelerated in accordance with Section 6.01(b)(iii), multiplied by the applicable exercise prices for all such Options.
“Cash” means, with respect to the Company and its Subsidiaries, as of the close of business on the day immediately preceding the Closing Date, all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries at such time, determined in accordance with GAAP, but not including Restricted Cash. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company and its Subsidiaries but not yet posted.
“Class A Preferred Amount” means the amount that is the result of the aggregate number of shares of Preferred Stock outstanding as of the Closing multiplied by the Class A Preferred Per Share Price.
“Class A Preferred Per Share Price” means the amount per share to which a holder of Preferred Stock would be entitled to receive pursuant to the terms of the Company's Restated Certificate of Incorporation upon a liquidation of the Company.
“Closing Indebtedness” means the outstanding balance of Indebtedness of the Company as of immediately prior to the Closing.
“Closing Indebtedness Amount” means the amount of Closing Indebtedness.
“Common Percentage” means the percentage equal to (a) in the case of a Stockholder, the number of shares of Common Stock held by such Stockholder, and in the case of an Optionholder holding vested and exercisable Options as of the Closing, the number of shares of Common Stock underlying the vested and exercisable portion of such Option, divided by (b) the sum of (i) the total number of shares of Common Stock issued and outstanding immediately prior to Closing, plus (ii) the number of shares of Common Stock underlying Options that are vested and exercisable as of the Closing.
“Control” exists when a Person owns beneficially, directly or indirectly, more than 50% of another Person's outstanding voting securities or where a Person (other than any regulatory authority) has the ability to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.
“Dispute Resolution Arbiter” means Duff & Phelps Corp. or, if not available, another nationally recognized consulting or valuation firm with expertise in financial analysis mutually and reasonably satisfactory to the Buyer and the Stockholder Representative. If the Buyer and the Stockholder Representative are unable to agree on the choice of a consulting or valuation firm with expertise in financial analysis, they will select a nationally or regionally recognized consulting or valuation firm with expertise in financial analysis by lot after each of the Buyer and the Stockholder Representative have submitted two proposed firms, and then excluded one firm selected by the other.
“Equityholder Net Proceeds” means the total dollars received by a Stockholder for its Shares or an Optionholder for his Options, as applicable, pursuant to this Agreement, including his or its share of the Holdback Amount and the Escrow Amount.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Authority), Section 3.02 (Execution and Delivery), Section 3.04 (Ownership of Capital Stock), Section 4.01 (Organization and Corporate Power), the first, second and last sentences of Section 4.03 (Authorization), Section 4.04 (Capital Stock), Section 5.01 (Organization and Corporate Power) and Section 5.02 (Authorization).
“GAAP” means United States generally accepted accounting principles.
“Indebtedness” means, with respect to the Company and/or any of its Subsidiaries, without duplication: (i) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all unreimbursed obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person that have been drawn, (iv) all guaranties of such Person in connection with clauses (i), (ii) or (iii) above, (v) all capital lease obligations of such Person, and (v) all prepayment penalties, premiums or fees required to be paid in connection with the prepayment of any of the foregoing.
“Labor Claims” means claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran's status, marital status, genetic information, or any other protected class, status, or attribute under any federal, state, or local equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination or negligent hiring; immigration or any other claim based on the employment relationship or termination of the employment relationship.
“Liens” means liens, security interests, charges or encumbrances.
“Material Adverse Effect” means any change, effect or event that is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect or event attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its

Subsidiaries participate, the U.S. economy or U.S. capital markets; (iii) compliance with the terms of, or the taking of any action contemplated by, this Agreement; (iv) actions required to be taken under applicable laws, laws or regulations; (v) any change in GAAP or other accounting requirements or principles; or (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.
“Net Working Capital” means (as finally determined under Section 1.05) (i) all current assets (excluding Cash and deferred tax assets) of the Company and its Subsidiaries on a consolidated basis as of the close of business on the day immediately prior to the Closing Date as reported by the Company using accounting policies and procedures consistent with the Latest Balance Sheet minus (ii) all current liabilities (excluding Indebtedness, deferred tax liabilities and Transaction Expenses) of the Company and its Subsidiaries on a consolidated basis as of the close of business on the day immediately prior to the Closing Date as reported by the Company using accounting policies and procedures consistent with the Latest Balance Sheet. Notwithstanding any provision of this Agreement to the contrary, the calculation of Tax assets and Tax liabilities in Net Working Capital shall include all deductions and credits attributable to all payments made pursuant to this Agreement (other than payments made to Optionholders) and payments made by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, including, for example the Transaction Expenses.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries; (ii) mechanics', carriers', bailees', materialmen's, workers', repairers' and similar Liens arising or incurred in the ordinary course of business for amounts which are not overdue for a period of more than ninety (90) days and which are not, individually or in the aggregate, significant or which are being contested in good faith by appropriate proceedings by the Company and its Subsidiaries; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other encumbrances affecting title to the Leased Real Property which do not materially impair the use of the Leased Real Property for the purposes for which it is currently used in connection with the Company's and its Subsidiaries' businesses; (v) public roads and highways; (vi) Liens encumbering customary deposit accounts or brokerage accounts incurred in the ordinary course of business; (vii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of setoff; (viii) pledges, deposits or insurance in the ordinary course of business arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation or to secure public or statutory obligations; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (x) licenses of, and restrictions under licenses or other agreements relating to, Intellectual Property (including any licenses granted to the Company's customers in the ordinary course of business with respect to the Company's commercially available products and services).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
“Purchase Price Components” means Cash, the Closing Indebtedness Amount and Net Working Capital.

“Restricted Cash” means funds held on behalf of electronic check merchants by the Company.  The parties agree that as of the date of this Agreement the amount of Restricted Cash is less than $100,000.
“Restricted Party” means each of the Stockholders, Banks, Brown, Cortopassi and Pexton, together with their respective Affiliates; provided that for purposes of this definition and Section 11.04, Affiliates of the Stockholders shall include only those Persons over which the Stockholders, individually or collectively, have Control.
“Schedules” means the disclosure schedules attached to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, stamp, occupation, real property, personal property, capital stock, social security, unemployment, disability, license, employment, severance, premium, windfall profits, environmental, customs duties, profits, withholding, registration, escheat or payroll tax including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed with any governmental entity in connection with the determination, assessment or collection of any Tax.
“Total Proceeds” means the sum of all Equityholder Net Proceeds.
“Transaction Expenses” means all fees and expenses of the Company incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (including any change of control, success, retention or similar bonus payable to any employee or other service provider based on the consummation of the transactions contemplated by this Agreement, as set forth on Schedule 4.03) that are unpaid as of the Closing and of which the Buyer has notice as of the Closing. Any such fees and expenses incurred by the Stockholders either after the Closing or of which the Buyer is not notified as of the Closing shall not be considered Transaction Expenses and the Buyer shall have no responsibility for such fees and expenses.
“Undiluted Common Percentage” with respect to any Stockholder shall mean the result of the number of outstanding shares of Common Stock held by such Stockholder divided by the total number of outstanding shares of Common Stock as of the Closing.
.Other Definitional Provisions/
(a)Accounting Terms. Accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

.Cross-Reference of Other Definitions.
Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Agreement	Preface
Antitrust Division	7.05
Authorized Action	10.03
Banks	Preface
Buyer	Preface
Buyer Indemnified Parties	9.02(a)
Cap	9.02(b)
Closing	1.07
Closing Balance Sheet	1.05
Closing Date	1.07
Code	4.13(a)
Common Stock	Preface
Company	Preface
Company Charter Documents	4.02
Continuing Employees	7.04
Deductible	9.02(a)
DOL	4.18(c)
Electronic Delivery	13.16
Equityholder	9.02(a)
Equityholder Indemnified Parties	9.03
Environmental and Safety Requirements	4.16(a)
ERISA	4.13(a)
Escrow Account	1.04(f)
Escrow Agent	1.04(f)
Escrow Agreement	1.04(f)
Escrow Amount	1.04(f)
Escrow Release Date	9.02(e)
Estimated Closing Balance Sheet	1.03(b)
Excluded Matters	9.02(a)
Financial Statements	4.05
First Data	4.09(f)
FTC	7.05
Holdback Amount	1.04(e)
HSR Act	4.12
Immigration Laws	4.18(d)
Indemnitee	9.05
Indemnitor	9.05
Intellectual Property	4.10(a)
Latest Balance Sheet	4.05
Leased Real Property	4.07(b)
Losses	9.02(a)
Mini-Basket	9.02(a)
Objections Statement	1.05

Options	Recitals
Optionholder	Recitals
Outstanding Escrow Claims	9.02(e)
Pexton	Preface
Plans	4.13(a)
Preferred Stock	Preface
Preliminary Closing Statement	1.05
Preliminary Purchase Price	1.03(b)
Purchase Price	1.03(a)
Shares	Recitals
Stockholders	Preface
Stockholder Group	11.06
Stockholder Representative	Preface
Systems	4.10(e)
Tax Benefit	9.06
Transfer Taxes WARN Act	11.01(a) 4.18(e)

MISCELLANEOUS
.Acknowledgment of Buyer.
The Buyer acknowledges that it has (i) conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and (ii) relied on the representations and warranties of the Company and Stockholders expressly and specifically set forth in this Agreement, including the Schedules (and updated Schedules) in making its determination to proceed with the transactions contemplated by this Agreement. Such representations and warranties by the Company and the Stockholders constitute the sole and exclusive representations and warranties of the Company and the Stockholders to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company's or its Subsidiaries' assets), are specifically disclaimed by the Company and the Stockholders and are not being relied on by the Buyer. The Company and the Stockholders do not make or provide, and the Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Company's and its Subsidiaries' assets or any part thereto. In connection with the Buyer's investigation of the Company and its Subsidiaries, the Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Buyer hereby acknowledges that none of the Company, the Subsidiaries or the Stockholders are making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and the Buyer hereby disclaims any reliance on such estimates, projections and other forecasts and plans.

.Press Releases and Communications.
No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by any party hereto without the joint approval of the Buyer and the Stockholder Representative, unless required by law (in the reasonable opinion of counsel), in which case the Buyer and the Stockholder Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, (i) the Buyer shall be entitled to discuss the transactions contemplated by this Agreement with investors and analysts in the ordinary course of its business and (ii) the Stockholders shall be entitled to discuss the transactions contemplated by this Agreement (A) for fund raising and marketing purposes and (B) with their limited partners regarding its investment in the Company or to fulfill its ongoing reporting and disclosure obligations to its limited partners in the ordinary course of business.
.Expenses.
Except as otherwise expressly provided herein, the Stockholders, on the one hand, and the Buyer on the other hand, shall pay all of their own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Stockholders and Optionholders shall bear all Transaction Expenses of the Company, which the Buyer shall pay on behalf of the Stockholders, Optionholders and/or the Company as provided in Section 1.04(d).
.Knowledge Defined.
For purposes of this Agreement, “the Company's knowledge” as used herein shall mean the actual knowledge, after reasonable inquiry, of Roy Banks, Kyle Pexton, Terry Fund, Justin Brown, Julie Counterman, Robert Cortopassi and Robyn Thompson.
.Specific Performance.
  Each party hereto acknowledges and agrees that the other parties hereto may be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party hereto agrees that the other parties hereto may be entitled, in addition to other rights or remedies existing in their favor, to injunctive or other relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in each case without the requirement of posting a bond or proving actual damages (which requirements the other parties shall waive).
.Notices.
All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Buyer:

Global Payments Inc.
10 Glenlake Parkway, North Tower
Atlanta, Georgia 30328
Facsimile: (770) 829-8265
Attention: Corporate Secretary

Notices to the Stockholder Representative:

Great Hill Equity Partners IV, L.P.
One Liberty Square
Boston, MA 02109
Attn:    Matthew Vettel
Christopher Busby
Facsimile: (617) 790‑9401
with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn:    Michael D. Paley, P.C.
Facsimile: (312) 862-2200
Notices to the Company:

Vegas Holding Corp.
c/o Accelerated Payment
2436 West 700 South
Pleasant Grove, UT 84062
Attention: Chief Executive Officer
Facsimile:

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle
Chicago, Illinois 60654
Attn:    Michael D. Paley, P.C.
Facsimile: (312) 862-2200
.Assignment.
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Buyer, any Stockholder or the Stockholder Representative without the prior written consent of the other parties hereto.
.Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
.References.
  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the word “including” herein shall mean “including without limitation”. Where applicable, references to the “Company” shall be deemed to also reference the Company's Subsidiaries.
.Construction.
The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

.Amendment and Waiver.
Any provision of this Agreement or the Schedules (except as contemplated by Section 6.05) or Exhibits hereto may be amended only in a writing signed by the Buyer, the Company and the Stockholder Representative and may be waived only in a writing signed by the party against whom such waiver is to be enforced (it being understood that any waiver signed by the Stockholder Representative will be effective against the Stockholders and the Company). No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
.Complete Agreement.
This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way (including any letter of intent).
.Third-Party Beneficiaries.
Except as otherwise expressly provided herein (including in Section 7.03), nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
.Waiver of Trial by Jury.
THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.
.Buyer Deliveries.
The Buyer agrees and acknowledges that all documents or other items made available to the Buyer's representatives shall be deemed to be made available to the Buyer for all purposes hereunder.
.Electronic Delivery.
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re‑execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
.Counterparts.
This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
.Governing Law.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
.Jurisdiction; Service of Process.
Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or the transactions contemplated thereby may be brought against any of the parties only in the courts of Delaware, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
.Prevailing Party.
In the event of a dispute between the parties hereto with respect to this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith shall be entitled to recover from the other party its out-of-pocket costs and expenses incurred in connection with such action or proceeding, including reasonable legal fees and associated court costs.
* * * *
IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:	VEGAS HOLDING CORP.
By: /s/ Roy Banks Name: Roy Banks
Its: President, Chief Executive Officer and Secretary

BUYER:	Global Payments Inc.
By: /s/ Jeffrey Sloan Name: Jeffrey Sloan
Its: President

STOCKHOLDER REPRESENTATIVE: in its capacity as Stockholder Representative hereunder	GREAT HILL EQUITY PARTNERS IV, L.P.
By: Great Hill Partners GP IV, LP
Its: General Partner

By: GHP IV, LLC
Its: General Partner
By: /s/ Matthew T. Vettel Name: Matthew T. Vettel
Its: Manager

GREAT HILL EQUITY PARTNERS IV, L.P.
By: Great Hill Partners GP IV, LP
Its: General Partner

By: GHP IV, LLC
Its: General Partner
By: /s/ Matthew T. Vettel Name: Matthew T. Vettel
Its: Manager

GREAT HILL EQUITY PARTNERS III, L.P.
By: Great Hill Partners GP III, LP
Its: General Partner

By: GHP III, LLC
Its: General Partner
By: /s/ Matthew T. Vettel Name: Matthew T. Vettel
Its: Manager

GREAT HILL INVESTORS, LLC By: /s/ Matthew T. Vettel Name: Matthew T. Vettel Its: Manager

For purposes of Section 11.04: By: /s/ Roy Banks Name: Roy Banks By: /s/ Kyle Pexton Name: Kyle Pexton By: /s/ Justin Brown Name: Justin Brown By: /s/ Robert Cortopassi Name: Robert Cortopassi